UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 24, 2014

Titan Energy Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-26139	26-0063012
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6321 Bury Dr. Suite 8, Eden Prairie, MN 55346

(Address of principal executive offices, including zip code)

(619) 988-5869

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

From the period beginning with the Year ended 2011 to the current period, Management has filed financial statements on a quarterly and annual basis without an audit or review by the Company’s Independent Registered Public Accounting Firm. Management did not engage an auditor to audit or review those reports due to financial hardship, but filed the financial reports without an audit or review in order to keep its shareholders informed as to the Company’s activities. In May 2014, Management engaged UHY LLP to begin the process of auditing our 2011, 2012 and 2013 financial reports and to bring us current with the filing requirements of the Securities Exchange Act of 1934, as amended. As a result of these audits and reviews, which are not yet complete, the previously filed financial statements in the Annual report for 2011, 2012 and 2013 and the Quarterly Reports for 2012, 2013 and 2014 should no longer be relied upon.

Specifically, we believe our 2011 other liabilities will be reduced by approximately $280,000 due to the subsequent settlement and satisfaction of a lawsuit. We believe there will be an adjustment to goodwill and other intangible assets, reducing the carrying values reported in 2011 and in each subsequent period, by approximately $1,415,000. We believe there will be a decrease in the gain on the change in fair value of convertible instruments of approximately $250,000 and a corresponding increase in additional paid in capital, due to changes in accounting for beneficial conversion features of convertible debt. We also believe there will be an increase of about $100,000 in the 2011 interest expense the Company reported on its Notes Payable.

For the year ended December 31, 2011, we believe the amended financials will show an increase in operating loss of about $1,447,000 and an increase in net loss of approximately $1,579,000. For the year ended December 31, 2012, we believe the amended financials will show an increase in operating loss of approximately $27,000 and a decrease in net loss of approximately $7,000. For 2013, we initially reported operating income and a net income of approximately $535,000 and $108,000, respectively, which after adjustments, we believe will result in an operating income of $530,000 and net loss of approximately $(178,000). The changes to 2012 and 2013 operating income (loss) and net income (loss) are primarily attributable to changes in accounting for beneficial conversion features of convertible debt and adjustment of a contingent liability related to a lease obligation.

We believe there will be no material changes to the figures originally reported for net sales, gross profit or adjusted EBITDA for the periods in 2011, 2012 and 2013. However, the aforementioned audits and reviews are not complete and additional adjustments may arise.

As a result of the above and as soon as practical, when the audits and reviews are complete, the Company will file with the SEC amendments to its Annual Report for 2011, and both its Annual and Quarterly Reports for 2012 and 2013. The Company intends to then file an amended 10-Q for the period ending March 31, 2014. The Company then expects to file its 10-Q for the quarters ended June 30 and September 30, 2014 as soon as practical thereafter. Management is considering, and will continue to evaluate, the Company’s prior conclusions of the adequacy of its internal control over reporting and disclosure controls and procedures. The steps to correct any deficiency over controls and procedures are being evaluated with the intention to correct any inadequacies as soon as practical.

The Security and Exchange Commission encourages registrants to disclose forward-looking information so that investors can better understand the future prospects of a registrant and make informed decisions. This Current Report on Form 8-K and exhibits may contain these types of statement, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and which involve risks, uncertainties and reflect the Registrant’s judgment as of the date of this Current Report on Form 8-K. forward-looking statements may related to, among other things, operating results and are indicated by words or phrases such as “expects,” “should,”, “will,” and similar words or phrases. These statements are subject to inherent uncertainties that could cause results to differ materially from those anticipated at the date of this Current Report on Form 8-K. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented within.

Item 9.01	Financial Statements and Exhibits

N/A

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 24, 2014

Titan Energy Worldwide, Inc.

By:	/s/ Jeffrey W. Flannery
Name:	Jeffrey W. Flannery
Title:	Chief Executive Officer

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